Exhibit 1.01

Conflict Minerals Report of China Yuchai International Limited
For the Year Ended December 31, 2025

This is the Conflict Minerals Report (“Report”) of China Yuchai International Limited (“CYI”) for the year ended December 31, 2025 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“the Rule”), as amended. The Rule was adopted by the United States Securities and Exchange Commission (“SEC”) pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, to implement reporting and disclosure requirements on all SEC registrants (including foreign issuers) about the use of specified “conflict minerals” emanating from the Democratic Republic of Congo and nine adjoining countries (collectively, the “Covered Countries”), in their products.

The term “Conflict Minerals” as defined by SEC rules, is a broad term which means cassiterite, columbite-tantalite (coltan), gold, wolframite and their derivatives which are limited to tantalum, tin, or tungsten (collectively, “3TGs”) originating from a Covered Country. The terms used in this Report are as defined in Rule 13p-1, Form Statutory Declaration (“Form SD”) and the 1934 Act Release No. 34-67716 unless otherwise defined herein.

This Report prepared by the management of CYI includes the activities of its majority-owned subsidiaries and variable interest entities that are required to be consolidated. It does not include the activities of variable interest entities that are not required to be consolidated. CYI engaged an independent third party (“Advisor”) to advise on the process of conducting conflict minerals due diligence and compliance. This Report has not been subject to an independent private sector audit (“IPSA”).

A. Company and Product Overview

CYI, through its principal operating subsidiary, Guangxi Yuchai Machinery Company Limited (“Yuchai”), engages in the design, manufacture, assembly and sale of light-, medium- and heavy-duty engines for trucks, buses, pickups, construction and agricultural equipment, as well as marine and power generation applications in China. Yuchai offers a comprehensive portfolio of powertrain solutions, spanning traditional diesel and natural gas engines to alternate fuels and new energy products, including pure electric, range extenders, hybrid, and fuel cell systems. A detailed list of Yuchai’s engines by application produced in the financial year 2025 is set out in Schedule 1 of this Report.

Yuchai manufactures engine blocks, cylinder heads, crankshafts, camshafts and certain other key components. Third-party suppliers provide the remaining engine parts and components. The production process involves complete assembly and testing of the finished products. Yuchai purchases raw materials, principally scrap steel and scrap iron, from domestic suppliers for engine component casting production, and certain engine components are imported or originated from domestic and foreign suppliers. In addition, different alloys and additives such as tin, zinc, magnesium, and manganese are utilized during the manufacturing process.

B. Reasonable Country of Origin Inquiry (“RCOI”)

Further to the conduct of an analysis of our engine products manufactured in financial year 2025, we concluded in good faith that certain minerals such as 3TGs, which are necessary to the functionality or production of our engines, are used in the manufacturing process.

For financial year 2025, a total of 150 suppliers were identified as in-scope for conflict mineral regulatory purposes and contacted as part of the RCOI process. We then used the Conflict Minerals Reporting Template (“CMRT”), a standardized reporting template developed by the Responsible Minerals Initiative (“RMI”), to obtain information from all relevant suppliers regarding the facilities used to process the necessary 3TGs and the country of origin of such minerals. We excluded, as not relevant, those suppliers that: (a) did not provide us products or components during the reporting period; or (b) provided products or components that did not contain 3TGs during the reporting period. In the survey, we asked those suppliers: (a) whether the products they supply to us or in their production process contained 3TGs; and (b) if they did, to provide information regarding the source of 3TGs contained in those products and production process. We requested our suppliers to obtain information through their supply chain regarding the country of origin of 3TGs used, and smelters and refiners used in the supply of materials to Yuchai’s group of companies. In order to make this inquiry as complete as possible, our suppliers were requested to send the same CMRT to their suppliers (directly and indirectly) and, based on the responses received, complete their CMRT.

We distributed the CMRT in version 6.5 and received 99.3% qualified responses as of April 16, 2026. 91.3% of the 150 suppliers confirmed that the products they supplied to us in financial year 2025 do not contain 3TGs originated from the Covered Countries.

We have conducted RCOI and performed reasonable due diligence on the source and chain of custody of 3TGs contained in the components and material supplied to us. We rely, to a large extent, on our direct suppliers in the RCOI who are similarly reliant upon information provided by their own suppliers. As a result, certain information provided may have been inaccurate or incomplete and hence subject to further verification.

C. Due Diligence Program

CYI designed its due diligence measures to conform to the Organization of Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (“OECD Guidance”).

A summary of the due diligence measures that we undertook in order to comply with the Rule were:

1.
Establish appropriate company management systems

(a)
Established an internal interdisciplinary team of personnel from various departments, namely purchasing, procurement, research & development, technical, operations and legal providing updates to our management and Board of Directors;

(b)
Instituted regular communications commencing in January 2026 with our Advisor in relation to the continued implementation of the Rule including advising on a system for the conduct of the RCOI, the requisite elements of a risk management framework and processes to be instituted and disclosure requirements of the Report covering financial year 2025;

(c)
Documented and maintained records of the due diligence measures undertaken and communications with our Advisor;

(d)
We reviewed our existing Conflict Minerals Policy Statement setting out our position on the Rule, which is publicly available at the following link on our website (http://investor.cyilimited.com/corporate-governance/conflict-minerals-policy) in both English and Chinese; and

(e)
In continuation of the process to adopt a Conflict Minerals Investigation and Management Regulation documenting the entire process flow of the RCOI and due diligence program within our main operating subsidiary, we standardized, embedded and operationalized the process flow which includes the scope of work to be performed, specific areas of responsibilities and stated timelines.

2.
Identify and assess risks in the supply chain

(a)
Identified direct suppliers that supply 3TGs or products that may contain 3TGs;

(b)
Conducted a supply chain inquiry using version 6.5 of the CMRT requesting our suppliers to identify their sub-suppliers, smelters and the country of origin of the 3TGs that are used in our engine products and complete the CMRT within a specified timeframe;

(c)
A cover letter accompanying the CMRT explaining the Rule, how to complete the CMRT together with an example of how the CMRT should be completed, and a number to call in the event of any inquiries, was sent to our suppliers; and

(d)
Followed up with suppliers who provided inconsistent, incomplete or inaccurate responses and sent reminders to suppliers who failed to respond to our CMRT request within the given timeline. CYI may continue to follow up with suppliers to clarify responses where applicable.

3.
Design and implement a strategy to respond to identified risks

We identified and considered the risks arising from our due diligence measures and communicated our findings and steps taken to mitigate the risks to our management and Board of Directors.

4.
Carry out independent third-party audit of smelter/ refiner’s due diligence practices

We do not have direct relationships with any mines, smelters or refiners of 3TGs which may be present in our supply chain and do not perform direct audits of such entities. However, as mentioned above, we rely, to a large extent, on our suppliers in the RCOI who are similarly reliant upon information provided by their own suppliers.

5.
Report on supply chain due diligence

Should an IPSA be required to be conducted, the findings of any such IPSA will be posted as part of our SEC filings and on our website.

D. Future steps towards compliance with the Rule

In the next compliance period covering the year 2026, we will continue to engage with our suppliers to obtain current, accurate, and complete information about their smelters and refiners through their supply chain.

Schedule 1

The schedule below lists our engine models by application for the financial year 2025.

Truck

YCY24, YCY30, YCS04, YCS06, YCK05, YCK08, YCK08N, YCK09, YCK11, YCK11N, YCK13, YCK13N, YCA07N, YCK14N, YCK15N, YCK15M

Bus

YCY24, YCY30, YCS04, YCS06, YCK05, YCK08, YCK08N, YCK09, YCK11

Construction

YCF24, YCF30, YCF36, YCA05, YCA07, YCA08, YCK09, YCK11, YCK13, YCK16, YCTD20, YCK18, YCK20

Agriculture

YCF30, YCF36, YCA05, YCA07, YCA08, YCK09, YCK11, YCK13, YCK16, YCTD20

Marine

YC4FA, YC6T, YC6TD, YC6C, YC6CL, YC6CD, YC8CL, YC12VC

Generator-Drive

YC4R, YC4FA, YC6A, YC6LN, YC6KN, YC6T, YC6C, YC6CL, YC12VC, YC12VTD, YC16VTD, YC16VC, YC16VTF